Exhibit 99.1

KKR Financial Holdings LLC Receives Continued Listing Standards Notice

from the New York Stock Exchange

SAN FRANCISCO, California — December 30, 2008 — KKR Financial Holdings LLC (NYSE: KFN) (the “Company”) announced that it was notified today by the New York Stock Exchange (“NYSE”) that the Company has fallen below the NYSE’s continued listing standard which requires a minimum average closing price of $1.00 per share over 30 consecutive trading days.

Under the NYSE rules, the Company’s common stock will continue to be listed on the NYSE during the cure period, subject to the Company’s compliance with other NYSE continued listing requirements.  The Company plans to notify the NYSE that it will seek to cure the listing requirement deficiency.  The Company has a period of six months to bring its average share price back above $1.00.

The Company’s business operations, Securities and Exchange Commission reporting requirements, financing facilities and other debt obligations are not affected by the receipt of the NYSE notification.

KKR Financial Holdings LLC is a publicly traded specialty finance company that invests in multiple asset classes. KKR Financial Holdings LLC is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. (Fixed Income) LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P. Additional information regarding KKR Financial Holdings LLC is available at http://www.kkr.com.

CONTACT:

Investors

Laurie L. Poggi

KKR Asset Management

(415) 315-3718

Media

Peter McKillop

Kristi Huller

media@kkr.com

212-750-8300